UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

MEDMEN ENTERPRISES INC.

(Name of Issuer)

CLASS B SUBORDINATE VOTING SHARES

(Title of Class of Securities)

58507M107

(CUSIP Number)

David Rosenthal

Chief Compliance Officer

Gotham Green Partners, LLC

1437 4th Street

Santa Monica, California 90401

(212) 659-3838

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

July 31, 2023

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP No. 58507M107	Page 1 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Partners, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 536,024,373 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 536,024,373 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 536,024,373 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 27.8% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	Includes (a) an aggregate of 484,177,674 Class B Subordinate Voting Shares (“Shares”) issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 51,846,699 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 2 of 19

1		NAMES OF REPORTING PERSONS Gotham Green GP 1, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 55,517,715 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 55,517,715 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 55,517,715 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.8% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 48,467,088 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 7,050,627 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 3 of 19

1		NAMES OF REPORTING PERSONS Gotham Green GP II, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 154,066,209 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 154,066,209 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 154,066,209 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 148,814,433 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate 5,251,776 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 4 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Partners SPV IV GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 230,505,591 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 230,505,591 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 230,505,591 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.2% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 228,634,035 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 1,871,556 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 5 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Partners SPV VI GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 95,934,858 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 95,934,858 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 95,934,858 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 58,262,118 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 37,672,740 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 6 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Fund 1 HoldCo, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,102,155 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 11,102,155 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,102,155 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 9,692,206 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 1,409,949 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 7 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Fund 1 (Q) HoldCo, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 44,415,560 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 44,415,560 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,415,560 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 38,774,882 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 5,640,678 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 8 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Fund II HoldCo, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 22,589,187 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 22,589,187 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,589,187 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 21,819,171 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 770,016 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 9 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Fund II (Q) HoldCo, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 131,477,022 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 131,477,022 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,477,022 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.6% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 126,995,262 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 4,481,760 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 10 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Partners SPV IV HoldCo, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 230,505,591 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 230,505,591 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 230,505,591 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.2% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 228,634,035 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 1,871,556 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 11 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Partners SPV VI HoldCo, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 95,934,858 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 95,934,858 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 95,934,858 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 58,262,118 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 37,672,740 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 12 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Fund 1, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,102,155 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 11,102,155 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,102,155 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 9,692,206 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 1,409,949 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 13 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Fund 1 (Q), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 44,415,560 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 44,415,560 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,415,560 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 38,774,882 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 5,640,678 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 14 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Fund II, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 22,589,187 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 22,589,187 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,589,187 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 21,819,171 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 770,016 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 15 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Fund II (Q), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 131,477,022 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 131,477,022shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,477,022shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.6% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 126,995,262 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 4,481,760 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 16 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Partners SPV IV, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 230,505,591 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 230,505,591 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 230,505,591 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.2% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 228,634,035 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 1,871,556 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 17 of 19

1		NAMES OF REPORTING PERSONS Gotham Green Partners SPV VI, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 95,934,858 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 95,934,858 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 95,934,858 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.5% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 58,262,118 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31, 2023, and (b) an aggregate of 37,672,740 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer..

CUSIP No. 58507M107	Page 18 of 19

1		NAMES OF REPORTING PERSONS Jason Adler
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 536,024,373 shares (1)
	9	SOLE DISPOSITIVE POWER 0 shares
	10	SHARED DISPOSITIVE POWER 536,024,373 shares (1)
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 536,024,373 shares (1)
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 27.8% (2)
14		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Includes (a) an aggregate of 484,177,674 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of July 31,2023, and (b) an aggregate of 51,846,699 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 1,391,916,839 Shares outstanding as of June 30, 2023, as reported by the issuer.

CUSIP No. 58507M107	Page 19 of 19

Explanatory Note

This Amendment No. 3 (the “Amendment”) amends the Schedule 13D filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 10, 2022, as amended by Amendment No. 1 and Amendment No. 2, filed with the SEC on February 8, 2023 and May 10, 2023, respectively (collectively, the “Schedule 13D”), which amended a Schedule 13G initially filed on February 16, 2021 and amended on June 10, 2021 and August 27, 2021. This Amendment is being filed to reflect accrued payment-in-kind interest on the Convertible Notes as of July 31, 2023.

Unless set forth below, all previous Items set forth in the Schedule 13D remain unchanged. All capitalized terms used herein but not defined shall have the same meanings as set forth in the Schedule 13D.

Item 5.	Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

(a) and (b). Items 7 through 11 and 13 of each of the cover pages of this Schedule 13D are incorporated herein by reference n this Item 5.

The information set forth in Item 4 is hereby incorporated by reference into this Item 5.

Each Reporting Person expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any Shares held by the other Reporting Persons. In addition, the filing of this Schedule 13D by Jason Adler and Gotham Green Partners, LLC should not be construed as an admission that either is, and each disclaims that they are, a beneficial owner, as defined in Rule 13d-3 under the Securities Act, of any of the Shares covered by this Schedule 13D.

(c) During the past 60 days, the Reporting Persons did not conduct any transactions in the Shares.

(d) To the knowledge of the Reporting Persons, no one other than the Reporting Persons, or the partners, members, affiliates or shareholders of the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of the Issuer reported as beneficially owned by the Reporting Persons herein.

(e) Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 10, 2023

GOTHAM GREEN PARTNERS, LLC		GOTHAM GREEN FUND 1 HOLDCO, LLC

By:	/s/ Jason Adler	By:	Gotham Green GP 1, LLC
Name:	Jason Adler
Title:	Managing Member	By:	/s/ Jason Adler
		Name:	Jason Adler
		Title:	Managing Member

GOTHAM GREEN GP 1, LLC		GOTHAM GREEN FUND 1 (Q) HOLDCO, LLC

By:	/s/ Jason Adler	By:	Gotham Green GP 1, LLC
Name:	Jason Adler
Title:	Managing Member	By:	/s/ Jason Adler
		Name:	Jason Adler
		Title:	Managing Member

GOTHAM GREEN GP II, LLC		GOTHAM GREEN FUND II HOLDCO, LLC

By:	/s/ Jason Adler	By:	Gotham Green GP II, LLC
Name:	Jason Adler
Title:	Managing Member	By:	/s/ Jason Adler
		Name:	Jason Adler
		Title:	Managing Member

GOTHAM GREEN PARTNERS SPV IV GP, LLC		GOTHAM GREEN FUND II (Q) HOLDCO, LLC

By:	/s/ Jason Adler	By:	Gotham Green GP II, LLC
Name:	Jason Adler
Title:	Managing Member	By:	/s/ Jason Adler
		Name:	Jason Adler
		Title:	Managing Member

GOTHAM GREEN PARTNERS SPV VI GP, LLC		GOTHAM GREEN PARTNERS SPV IV HOLDCO, LLC

By:	/s/ Jason Adler	By:	Gotham Green Partners SPV IV GP, LLC
Name:	Jason Adler
Title:	Managing Member	By:	/s/ Jason Adler
		Name:	Jason Adler
		Title:	Managing Member

GOTHAM GREEN PARTNERS SPV VI HOLDCO, LLC		GOTHAM GREEN FUND II (Q), L.P.

By:	Gotham Green Partners SPV VI GP, LLC	By:	Gotham Green GP II, LLC

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

GOTHAM GREEN FUND 1, L.P.		GOTHAM GREEN PARTNERS SPV IV, L.P.

By:	Gotham Green GP 1, LLC	By:	Gotham Green Partners SPV IV GP, LLC

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

GOTHAM GREEN FUND 1 (Q), L.P.		GOTHAM GREEN PARTNERS SPV VI, L.P.

By:	Gotham Green GP 1, LLC	By:	Gotham Green Partners SPV VI GP, LLC

By:	/s/ Jason Adler	By:	/s/ Jason Adler
Name:	Jason Adler	Name:	Jason Adler
Title:	Managing Member	Title:	Managing Member

GOTHAM GREEN FUND II, L.P.		/s/ Jason Adler
JASON ADLER
By:	Gotham Green GP II, LLC

By:	/s/ Jason Adler
Name:	Jason Adler
Title:	Managing Member

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)